EXHIBIT 99.1

Superconductor Technologies Reports 2015 First Quarter Results

AUSTIN, Texas, May 12, 2015 (GLOBE NEWSWIRE) -- Superconductor Technologies Inc. (STI) (Nasdaq:SCON), a world leader in the development and production of high temperature superconducting (HTS) materials and associated technologies, reported results for the quarter ended March 28, 2015.

"In the first quarter, we made significant progress fulfilling many qualification requirements for our customers," stated Jeff Quiram, STI's president and chief executive officer. "We improved both the wire performance and the finishing layer process during the quarter. Currently our Conductus® HTS wire is being evaluated and tested for numerous products within three basic categories: power transmission cabling; superconducting fault current limiters (SFCLs); and magnets, which are used in science, nuclear magnetic resonance (NMR) and motor applications. We continue to strive to be responsive to customer requests with our goal being to complete the qualification process that we believe will lead to commercial scale orders. Customer feedback is providing a clear path to move forward. We continue to prioritize our efforts, focusing on customers we believe are the best-positioned to aggressively deploy superconducting devices in the market. Based on our progress this quarter, we remain optimistic that we will be able to meet the required specifications for one or more customers within the coming months."

STI's customer pipeline for qualification and testing continues to grow. During the first quarter, STI shipped Conductus wire to ten customers: seven existing and three new, bringing our total customer count to 34 at quarter end. Of these customers, six are in Stage 1 evaluation, which includes wire characterization and performance testing, and four are in Stage 2, which involves significantly more rigorous testing to simulate devices for commercial deployment. One of the Stage 2 shipments for the first quarter was to a customer that is completing a superconducting cable demonstration project.

"We continue to make progress with our Conductus wire production system. Wire is being produced over the entire deposition area, which is necessary to produce long lengths of wire. Our pilot system remains active and producing high quality Conductus wire that we are shipping to customers for qualification testing. In the second quarter, we expect to begin using the production system to increase capacity for fulfilling existing Stage 2 qualification orders," Quiram added.

STI's first quarter 2015 net revenues were $55,000 compared to $82,000 in the fourth quarter of 2014 and $389,000 in the first quarter of 2014. Revenue for all periods was primarily from legacy wireless products. Net loss for the first quarter 2015 was $1.4 million, or a loss of $0.10 per share, compared to a net loss of $2.8 million, or a loss of $0.22 per share, in the fourth quarter of 2014, and a net loss of $2.9 million, or a loss of $0.25 per share, in the first quarter of 2014. The decline in the net loss between the first quarters of 2014 and 2015 was principally related to the positive change in our warrant derivative liability valuation.

As of March 28, 2015, STI had $5.3 million in cash and cash equivalents. STI expects to spend less than $400,000 on capital equipment for the entirety of 2015 now that the Conductus wire production suite is completed. Capital expenditures for the first quarter were $46,000. In March, STI received net proceeds of $4.6 million from a registered direct offering. In addition, since January 1, 2015 through March 28, 2015, investors have exercised 900,000 warrants, resulting in cash proceeds to the Company of $1.7 million.

Investor Conference Call

STI will host a conference call and simultaneous webcast today, May 12th at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its results. Participating in the call will be Jeff Quiram, president and chief executive officer; and Bill Buchanan, vice president and chief financial officer. To listen to the call live, please dial 1-888-401-4669 at least 10 minutes before the start of the conference. International participants may dial 1-719-325-2402. The conference ID is 6637336. The call will be webcast and can be accessed from the "Investor Relations" section of the company's website at http://www.suptech.com. A telephone replay will be available until midnight ET on May 15th by dialing 1-888-203-1112 or 1-719-457-0820, and entering pass code 6637336. A replay will also be available at the web address above.

About Superconductor Technologies Inc. (STI)

Superconductor Technologies Inc. is a global leader in superconducting innovation. Its Conductus® superconducting wire platform offers high performance, cost-effective and scalable superconducting wire. With 100 times the current carrying capacity of conventional copper and aluminum, superconducting wire offers zero resistance with extreme high current density. This provides a significant benefit for electric power transmission and also enables much smaller or more powerful magnets for motors, generators, energy storage and medical equipment. Since 1987, STI has led innovation in HTS materials, developing more than 100 patents as well as proprietary trade secrets and manufacturing expertise. For more than 20 years STI utilized its unique HTS manufacturing process for solutions to maximize capacity utilization and coverage for Tier 1 telecommunications operators. Headquartered in Austin, TX, Superconductor Technologies Inc.'s common stock is listed on the NASDAQ Capital Market under the ticker symbol "SCON." For more information about STI, please visit http://www.suptech.com.

Safe Harbor Statement

Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors, which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include, but are not limited to: our limited cash and a history of losses; our need to materially grow our revenues from commercial operations and/or to raise additional capital (which financing may not be available on acceptable terms or at all) in the very near future, before cash reserves are depleted (which reserves are expected to be sufficient into the fourth quarter of 2015), to implement our current business plan and maintain our viability; and the performance and use of our equipment to produce wire in accordance with our timetable; overcoming technical challenges in attaining milestones to develop and manufacture commercial lengths of our HTS wire; the possibility of delays in customer evaluation and acceptance of our HTS wire; the limited number of potential customers; the limited number of suppliers for some of our components and our HTS wire; there being no significant backlog from quarter to quarter; our market being characterized by rapidly advancing technology; the impact of competitive products, technologies and pricing; manufacturing capacity constraints and difficulties; our ability to raise sufficient capital to fund our operations (whether through registered direct offerings or otherwise), and the impact on our strategic wire initiative of any inability to raise such funds; the impact of any financing activity on the level of our stock price, which may decline in connection with the sales under registered direct offerings or otherwise; the dilutive impact of any issuances of securities to raise capital; and local, regional, and national and international economic conditions and events and the impact they may have on us and our customers.

Forward-looking statements can be affected by many other factors, including, those described in the "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of STI's Annual Report on Form 10-K for the year ended December 31, 2014 and in STI's other public filings. These documents are available online at STI's website, www.suptech.com, or through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

Investor Relations Contact
Cathy Mattison or Kirsten Chapman
LHA +1-415-433-3777 invest@suptech.com

– Tables to Follow –

SUPERCONDUCTOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended
	March 28, 2015	March 29, 2014

Net revenues	$ 55,000	$ 389,000

Costs and expenses:
Cost of revenues	755,000	370,000
Research and development	1,457,000	1,470,000
Selling, general and administrative	1,528,000	1,348,000

Total costs and expenses	3,740,000	3,188,000

Loss from operations	(3,685,000)	(2,799,000)

Other Income and Expense:
Adjustments to fair value of warrant derivatives	2,633,000	(232,000)
Adjustments to warrant exercise price	(367,000)	--
Other income	1,000	96,000

Net loss	$ (1,418,000)	$ (2,935,000)

Basic and diluted net loss per common share	$ (0.10)	$ (0.25)

Basic and diluted weighted average number of common shares outstanding	13,712,906	11,880,889

SUPERCONDUCTOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 28,	December 31,
	2015	2014
	(Unaudited)	(See Note)
ASSETS

Current Assets:
Cash and cash equivalents	$ 5,258,000	$ 1,238,000
Accounts receivable, net	36,000	86,000
Inventory, net	--	74,000
Prepaid expenses and other current assets	258,000	358,000
Total Current Assets	5,552,000	1,756,000

Property and equipment, net of accumulated depreciation of $5,617,000 and $4,908,000, respectively	7,239,000	7,902,000
Patents, licenses and purchased technology, net of accumulated amortization of $813,000 and $794,000, respectively	873,000	886,000
Other assets	223,000	255,000
Total Assets	$ 13,887,000	$ 10,799,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 749,000	$ 762,000
Accrued expenses	394,000	455,000
Current portion of derivative fair value - warrants	153,000	946,000
Total Current Liabilities	1,296,000	2,163,000
Other long term liabilities	2,503,000	4,634,000
Total Liabilities	3,799,000	6,797,000

Stockholders' Equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized, 328,925 and 328,925 shares issued and outstanding, respectively	--	--
Common stock, $.001 par value, 250,000,000 shares authorized, 18,243,689 and 14,264,041 shares issued and outstanding, respectively	18,000	14,000
Capital in excess of par value	293,856,000	286,356,000
Accumulated deficit	(283,786,000)	(282,368,000)
Total Stockholders' Equity	10,088,000	4,002,000
Total Liabilities and Stockholders' Equity	$ 13,887,000	$ 10,799,000

Note – December 31, 2014 balances were derived from audited financial statements.

SUPERCONDUCTOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 28, 2015	March 29, 2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (1,418,000)	$ (2,935,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	727,000	330,000
Stock-based compensation expense	552,000	187,000
Adjustments to fair value of warrant derivatives	(2,633,000)	232,000
Adjustments to warrant exercise price	367,000
Provision for excess or obsolete inventory	58,000	--
Gain on disposal of property and equipment	(1,000)	(96,000)
Changes in assets and liabilities:
Accounts receivable	50,000	(302,000)
Inventories	16,000	(3,000)
Prepaid expenses and other current assets	100,000	108,000
Patents and licenses	(6,000)	(20,000)
Other assets	32,000	32,000
Accounts payable, accrued expenses and other current liabilities	(62,000)	426,000
Net cash used in operating activities	(2,218,000)	(2,041,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(46,000)	(1,497,000)
Net proceeds from the sale of property and equipment	1,000	96,000
Net cash used in investing activities	(45,000)	(1,401,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from the sale of common stock	4,596,000	--
Net proceeds from the exercise of outstanding warrants	1,687,000	3,751,000
Net cash provided by financing activities	6,283,000	3,751,000

Net increase in cash and cash equivalents	4,020,000	309,000
Cash and cash equivalents at beginning of period	1,238,000	7,459,000
Cash and cash equivalents at end of period	$ 5,258,000	$ 7,768,000

Supplemental non-cash financing disclosure:
Warrant liability converted to capital in excess of par	$ 669,000	$ --